Exhibit 99.1

                   Somanetics Reports Record Net Revenues and
           Earnings Per Share of $0.05 for the Third Quarter of 2004

    TROY, Mich.--(BUSINESS WIRE)--Sept. 15, 2004--Somanetics
Corporation (Nasdaq:SMTS):

    -- Net income increased to a record $539,722, or $0.05 per diluted share.

    -- Record net revenues of $3.1 million were led by a 44 percent increase in U.S. sales.

    --  Gross margins increased to 86 percent.

    Somanetics Corporation (Nasdaq:SMTS) reported record net revenues of $3,076,373 for the third quarter ended August 31, 2004, a 34 percent increase from $2,303,880 in the same period of 2003. For the nine months ended August 31, 2004, net revenues increased 36 percent to $8,779,614 from $6,458,268.
    U.S. net revenues climbed 44 percent in the third quarter to $2,600,458 from $1,808,485 in the same period of 2003. International net revenues were $475,915 compared with $495,395 in the third quarter of 2003. For the nine-month period, U.S. net revenues increased 40 percent to $7,390,347 and international net revenues increased 17 percent to $1,389,267.
    Somanetics reported record third quarter net income of $539,722, or $0.05 per diluted share, compared with net income of $75,454, or $0.01 per diluted share, in the same period of 2003. For the nine-month period, Somanetics reported net income of $1,242,197, or $0.11 per diluted share, compared with a net loss of $249,368, or $0.03 per diluted share, in the same period of 2003.
    Gross margins increased to 86 percent in the third quarter from 77 percent in the same period of 2003 and 83 percent in the second quarter of 2004. For the nine-month period, gross margins were 83 percent, compared with 76 percent in the first nine months of 2003.
    At August 31, 2004, the Company's cash balance was $6.3 million. For the nine-month period, net increase in cash was $4.1 million and net cash provided by operations was $1.9 million.
    "A strong U.S. performance led to record net revenues and net income for the quarter," said Bruce Barrett, Somanetics' president and CEO. "International results this quarter reflected purchasing seasonality by our distributors; the third quarter of 2003 featured unusually high demand by Tyco Healthcare."

    Recent Highlights

    During the quarter, Somanetics completed its initiative to double the size of the U.S. direct sales team, and the sales team was supplemented with the addition of independent representatives in some western markets.
    During the third quarter, Somanetics achieved an important milestone when the South Korean government approved reimbursement for use of the INVOS System. The next step is to work with government officials to determine which patients will be covered and the level of reimbursement.
    Somanetics and Fresenius Medical Care Extracorporeal Alliance (Fresenius), a division of Fresenius Medical Care North America, plan to formalize their business relationship. Fresenius provides the INVOS technology to its cardiovascular perfusion customers. Fresenius' clinical staff uses its expertise to demonstrate the benefits of the INVOS System and to educate the cardiac surgery team and hospital administrators about the importance of monitoring cerebral oxygen levels during open heart surgery.
    "We are excited about this relationship because it is proving to be an effective sales model in accounts where Fresenius provides perfusion services," Barrett said.

    Outlook

    "As a result of our third quarter achievements, we are raising our fiscal 2004 earnings per share guidance from $0.13 to $0.15 per diluted common share to $0.15 to $0.17 per diluted common share," Barrett said. "We expect fourth quarter revenue will be in the range of $3.5 to $4 million."
    During the fourth quarter, Somanetics will attend a number of regional perfusion society meetings and the American Society of Anesthesiologists' annual meeting, which is expected to feature more than a dozen papers about the use of cerebral oximetry.
    In October, a manuscript by Scott Goldman, MD, chairman of the department of surgery at Pennsylvania-based Lankenau Hospital, a member of the Main Line Health hospital system, will be published in the Heart Surgery Forum. The article reviews the results of a study performed by Dr. Goldman that showed a statistically significant reduction in permanent stroke among cardiac surgery patients monitored with the INVOS Cerebral Oximeter.
    Dr. Goldman's manuscript follows a recent publication of Seminars in Cardiothoracic and Vascular Anesthesia, which increased awareness of cerebral oximetry through articles focused on the topic of monitoring the nervous system during cardiac and vascular surgery.
    "Dr. Goldman's study is the first involving enough patients to generate statistically significant results, including reductions in permanent stroke, and the first to be published in manuscript form," said Barrett. "We hope this data will help persuade cardiac teams to view cerebral oximetry as an important ingredient of an overall stroke mitigation strategy."

    About Somanetics

    Somanetics develops and markets two medical devices that offer solutions to help meet critical medical needs. The INVOS(R) Cerebral Oximeter holds a unique position in U.S. hospitals as the only noninvasive and continuous monitor of changes in regional brain blood oxygen saturation that is commercially available. The INVOS Cerebral Oximeter guides the surgical team to identify regional brain blood oxygen imbalances and help take corrective action to prevent neurological injuries related to surgery and reduce the cost of care. The CorRestore(R) System is a cardiac implant for use in cardiac repair and reconstruction, including an operation called Surgical Ventricular Restoration, SVR, a treatment for patients with certain types of severe congestive heart failure. Somanetics' web site is www.somanetics.com.

    Somanetics to Host Conference Call

    Somanetics will web cast its third quarter conference call at 11:00 a.m. (ET) today. To join the web cast, visit the Investor Center section of Somanetics' website at www.somanetics.com and click on the "Third Quarter Conference Call" link. The call also will be archived on the website.

    Safe-Harbor Statement

    Except for historical information contained herein, the matters discussed in this news release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Actual results may differ significantly from results discussed in the forward-looking statements. Actual results may be affected by, among other things, economic conditions in general and in the healthcare market, the demand for and market for our products in domestic and international markets, our history of losses, our current dependence on the Cerebral Oximeter and SomaSensor, the challenges associated with developing new products and obtaining regulatory approvals if necessary, research and development activities, the uncertainty of acceptance of our products by the medical community, the lengthy sales cycle for our products, third party reimbursement, competition in our markets, including the potential introduction of competitive products by others, our dependence on our distributors, physician training, enforceability and the costs of enforcement of our patents, potential infringements of our patents and the other factors set forth from time to time in Somanetics' Securities and Exchange Commission filings, including Somanetics' Registration Statement on Form S-1 (file no. 333-74788) effective January 11, 2002, its 2003 Annual Report on Form 10-K filed on January 30, 2004 and its Form 10-Qs filed on March 30, 2004 and July 8, 2004.


                        SOMANETICS CORPORATION

                       STATEMENTS OF OPERATIONS
                              (Unaudited)

                            Three Months             Nine Months
                          Ended August 31,        Ended August 31,
                       ----------------------  ----------------------
                           2004       2003         2004       2003
                       ----------- ----------  ----------- ----------
NET REVENUES           $ 3,076,373 $2,303,880  $ 8,779,614 $6,458,268
COST OF SALES              443,837    519,545    1,483,546  1,530,937
                       ----------- ----------  ----------- ----------
GROSS MARGIN             2,632,536  1,784,335    7,296,068  4,927,331
                       ----------- ----------  ----------- ----------
OPERATING EXPENSES:
    Research,
     development and
     engineering            87,001     85,435      269,418    328,214
    Selling, general
     and administrative  2,019,128  1,628,322    5,810,669  4,867,270
                       ----------- ----------  ----------- ----------
         Total
          operating
          expenses       2,106,129  1,713,757    6,080,087  5,195,484
                       ----------- ----------  ----------- ----------
OPERATING INCOME (LOSS)    526,407     70,578    1,215,981   (268,153)
                       ----------- ----------  ----------- ----------
OTHER INCOME:
    Interest income         13,315      4,876       26,216     18,785
                       ----------- ----------  ----------- ----------
    Total other income      13,315      4,876       26,216     18,785
                       ----------- ----------  ----------- ----------
NET INCOME (LOSS)      $   539,722 $   75,454  $ 1,242,197 $ (249,368)
                       ----------- ----------  ----------- ----------

NET INCOME (LOSS) PER
 COMMON
SHARE - BASIC          $      0.05 $     0.01  $      0.13 $    (0.03)
                       ----------- ----------  ----------- ----------

NET INCOME (LOSS) PER
 COMMON
SHARE - DILUTED        $      0.05 $     0.01  $      0.11 $    (0.03)
                       ----------- ----------  ----------- ----------

WEIGHTED AVERAGE SHARES
    OUTSTANDING - BASIC 10,098,237  9,101,397    9,662,716  9,086,613
                       =========== ==========  =========== ==========

WEIGHTED AVERAGE SHARES
    OUTSTANDING -
     DILUTED            11,913,495  9,700,387   11,353,955  9,086,613
                       =========== ==========  =========== ==========



                        SOMANETICS CORPORATION

                            BALANCE SHEETS

                                          August 31,      November 30,
ASSETS                                       2004            2003
                                         ------------    ------------
CURRENT ASSETS:                          (Unaudited)       (Audited)
   Cash and cash equivalents             $  6,341,338    $  2,239,192
   Accounts receivable                      1,750,359       2,018,615
   Inventory                                  776,816       1,090,261
   Prepaid expenses                           105,583         123,203
                                         ------------    ------------
       Total current assets                 8,974,096       5,471,271
                                         ------------    ------------
PROPERTY AND EQUIPMENT (at cost):
   Machinery and equipment                  2,457,129       2,071,758
   Furniture and fixtures                     252,971         248,657
   Leasehold improvements                     171,882         171,882
                                         ------------    ------------
       Total                                2,881,982       2,492,297
   Less accumulated depreciation and
    amortization                           (1,868,431)     (1,782,559)
                                         ------------    ------------
       Net property and equipment           1,013,551         709,738
                                         ------------    ------------
OTHER ASSETS:
   Intangible assets, net                     954,654         959,838
   Other                                       15,000          15,000
                                         ------------    ------------
       Total other assets                     969,654         974,838
                                         ------------    ------------
TOTAL ASSETS                             $ 10,957,301    $  7,155,847
                                         ============    ============
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts payable                      $    515,486    $    641,232
   Accrued liabilities                        368,528         349,547
                                         ------------    ------------
       Total current liabilities              884,014         990,779
                                         ------------    ------------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
   Preferred shares; authorized,
    1,000,000 shares of $.01 par
    value; no shares issued or
    outstanding                                     -               -
   Common shares; authorized,
    20,000,000 shares of $.01 par
    value; issued and outstanding,
    10,134,782 shares at August 31,
    2004, and 9,298,669 shares at
    November 30, 2003                         101,348          92,987
   Additional paid-in capital              62,318,465      59,660,804
   Accumulated deficit                    (52,346,526)    (53,588,723)
                                         ------------    ------------
       Total shareholders' equity          10,073,287       6,165,068
                                         ------------    ------------
TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY                                  $ 10,957,301    $  7,155,847
                                         ============    ============




    CONTACT: Somanetics Corporation, Troy
             Mary Ann Victor, 248-689-3050, ext. 204
             Fax: 248-689-4272
             www.somanetics.com